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As filed with the Securities and Exchange Commission on May 1, 2013

Securities Act File No. 333-169679

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 5 to
Form N-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FS ENERGY AND POWER FUND
(Exact name of registrant as specified in declaration of trust)

Cira Centre
2929 Arch Street, Suite 675
Philadelphia, PA 19104
(215) 495-1150
(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman
FS Energy and Power Fund
Cira Centre
2929 Arch Street, Suite 675
Philadelphia, PA 19104
(Name and address of agent for service)

COPIES TO:

James A. Lebovitz Thomas J. Friedmann Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Tel: (215) 994-4000 Fax: (215) 994-2222	Rosemarie A. Thurston, Esq. Martin H. Dozier, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 253-8447

        Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

        If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box. ☒

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-169679) of FS Energy and Power Fund (as amended, the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing Exhibit (n)(3) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 5 consists only of the facing page, this explanatory note, and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 5 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

 PART C
Other Information

Item 25.    Financial Statements and Exhibits

        (2) Exhibits

(a)	Third Amended and Restated Declaration of Trust of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on March 13, 2012.)
(b)	Amended and Restated Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on March 13, 2012.)
(d)
Form of Subscription Agreement. (Incorporated by reference to Exhibit (d) filed with Post-Effective Amendment No. 4 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on April 29, 2013.)
(e)	Amended and Restated Distribution Reinvestment Plan of the Registrant. (Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on November 14, 2011.)
(g)(1)
Investment Advisory and Administrative Services Agreement, dated as of April 28, 2011, by and between the Registrant and FS Investment Advisor, LLC. (Incorporated by reference to Exhibit (g)(1) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(g)(2)
Amendment No. 1, dated as of August 10, 2012, to Investment Advisory and Administrative Services Agreement, dated as of April 28, 2011, by and between the Registrant and FS Investment Advisor, LLC. (Incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed on August 14, 2012.)
(g)(3)
Investment Sub-advisory Agreement, dated as of April 28, 2011, by and between FS Investment Advisor, LLC and GSO Capital Partners LP. (Incorporated by reference to Exhibit (g) (2) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(h)(1)
Dealer Manager Agreement, dated as of April 28, 2011, by and between the Registrant and FS2 Capital Partners, LLC. (Incorporated by reference to Exhibit (h)(1) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(h)(2)
Form of Selected Dealer Agreement. (Included as Appendix A to the Dealer Manager Agreement). (Incorporated by reference to Exhibit (h)(1) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(j)
Custodian Agreement, dated as of November 14, 2011, by and between State Street Bank and Trust Company and the Registrant. (Incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q filed on November 14, 2011.)
(k)(1)
Escrow Agreement, dated as of March 29, 2011, by and between the Registrant and UMB Bank, N.A. (Incorporated by reference to Exhibit (k) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(k)(2)
Credit Agreement, dated as of June 24, 2011, by and among FSEP Term Funding, LLC, Deutsche Bank AG, New York Branch and the other lenders party thereto. (Incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q filed on June 27, 2011.)

(k)(3)	First Amendment to Credit Agreement, dated as of May 30, 2012, by and among FSEP Term Funding, LLC, Deutsche Bank AG, New York Branch and the other lenders party thereto. (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 30, 2012.)
(k)(4)
Second Amendment to Credit Agreement, dated as of August 28, 2012, by and among FSEP Term Funding, LLC, Deutsche Bank AG, New York Branch and the other lenders party thereto. (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on August 30, 2012.)
(k)(5)
Third Amendment to Credit Agreement, dated as of October 18, 2012, by and among FSEP Term Funding, LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.11 to the Registrant's Current Report on Form 8-K filed on October 18, 2012.)
(k)(6)
Asset Contribution Agreement, dated as of June 24, 2011, by and between the Registrant and FSEP Term Funding, LLC. (Incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q filed on June 27, 2011.)
(k)(7)
Investment Management Agreement, dated as of June 24, 2011, by and between the Registrant and FSEP Term Funding, LLC. (Incorporated by reference to Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q filed on June 27, 2011.)
(k)(8)
Security Agreement, dated as of June 24, 2011, by and between FSEP Term Funding, LLC and Deutsche Bank AG, New York Branch. (Incorporated by reference to Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q filed on June 27, 2011.)
(k)(9)
ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of August 11, 2011, by and between EP Investments LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q filed on August 15, 2011.)
(k)(10)
Confirmation Letter Agreement, dated as of August 11, 2011, by and between EP Investments LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q filed on August 15, 2011.)
(k)(11)
Guarantee, dated as of August 11, 2011, by the Registrant in favor of Citibank, N.A. (Incorporated by reference to Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q filed on August 15, 2011.)
(k)(12)
Investment Management Agreement, dated as of August 11, 2011, by and between the Registrant and EP Investments LLC. (Incorporated by reference to Exhibit 10.14 to the Registrant's Quarterly Report on Form 10-Q filed on August 15, 2011.)
(k)(13)
Termination and Release Acknowledgement, dated as of May 11, 2012, by Citibank N.A. in favor of the Registrant. (Incorporated by reference to Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2012.)
(k)(14)
Amendment Agreement, dated as of May 11, 2012, to the ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, by and between EP Investments LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.16 to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2012.)
(k)(15)
Amended and Restated Confirmation Letter Agreement, dated as of May 11, 2012, by and between EP Investments LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.17 to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2012.)
(k)(16)
Amended and Restated Confirmation Letter Agreement, dated as of October 11, 2012, by and between EP Investments LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on October 12, 2012.)

(l)	Opinion of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) filed with Amendment No. 3 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on May 6, 2011.)
(n)(1)	Consent of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) hereto.)
(n)(2)
Consent of McGladrey LLP. (Incorporated by reference to Exhibit (n)(2) filed with Post-Effective Amendment No. 4 to the Registrant's registration statement on Form N-2 (File No. 333-169679) filed on April 29, 2013.)
(n)(3)	Consent of McGladrey LLP.*
(r)(1)	Code of Ethics of the Registrant. (Incorporated by reference to Exhibit 14.1 to the Registrant's Current Report on Form 8-K filed on December 17, 2012.)
(r)(2)
Code of Ethics of FS Investment Adviser, LLC. (Incorporated by reference to Exhibit (r)(2) filed with Amendment No. 2 to the Registrant's registration statement on Form N-2 (File No. 333-184407) filed on February 27, 2013.)

*
Filed herewith.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 1, 2013.

FS Energy and Power Fund
BY:	/S/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman		President and Chief Executive Officer and Trustee (Principal Executive Officer)	May 1, 2013
/s/ EDWARD T. GALLIVAN, JR. Edward T. Gallivan, Jr.		Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2013
* David J. Adelman		Trustee	May 1, 2013
* Sidney R. Brown		Trustee	May 1, 2013
* Gregory P. Chandler		Trustee	May 1, 2013
* Richard I. Goldstein		Trustee	May 1, 2013
* Thomas J. Gravina		Trustee	May 1, 2013
* Michael Heller		Trustee	May 1, 2013
* Charles P. Pizzi		Trustee	May 1, 2013
* Richard W. Vague		Trustee	May 1, 2013
* R. Richard Williams		Trustee	May 1, 2013
*By:	/s/ MICHAEL C. FORMAN Attorney-in-fact

 Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 5 to the Registration Statement (File No. 333-169679) on Form N-2 of FS Energy and Power Fund of our reports dated March 26, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania
May 1, 2013

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EXPLANATORY NOTE
PART C Other Information
  Item 25. Financial Statements and Exhibits
Signatures
  Exhibit (n)(3)
Consent of Independent Registered Public Accounting Firm